EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Name	Domicile
bebe stores (Canada), inc.	California
bebe UK Limited	England
bebe studio, inc.	California
bebe management, inc.	Virginia
bebe studio realty, LLC	California